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                                                                    Exhibit 99.1

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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JAMIE SUPRINA, on behalf of herself and all others |
similarly situated, :                              |
                                                   |
                                                   |         CA 19451NC
                                                   |
                                    Plaintiff,     |
                                                   |
        v.                                         |
                                                   |
WESTERN MULTIPLEX CORPORATION,                     |
PETER O. CRISP, STANLEY S. SHUMAN,                 |
MICHAEL J. BOSKIN PHD, HIRONORI AIHARA,            |
TIMOTHY C. COLLINS, JONATHAN N. ZAKIN,             |
MICHAEL S. SEEDMAN, AMIR ZOUFONOUN, and            |
JEFFREY M. HENDREN, and PROXIM, INC.               |
                                                   |
                                  Defendants.      |
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                                    COMPLAINT

               Plaintiff, by and through her attorneys, alleges upon information and belief except as to herself and her own actions, which she alleges upon knowledge, as follows:

                                SUMMARY OF ACTION

               1. This action arises from breaches of fiduciary duties in connection with a merger agreement entered into by Western Multiplex Corporation ("Western Multiplex") and Proxim, Inc. ("Proxim") for grossly inadequate consideration and in breach of defendants' fiduciary duties. Plaintiff alleges that he and other public shareholders of Western Multiplex common stock are entitled to enjoin the proposed transaction or, alternatively, to recover damages in the event that the transaction is consummated. Plaintiff brings this action on behalf of the public holders of the outstanding common shares of Western Multiplex for injunctive and other relief. One effect of the agreement with Proxim transaction is to deny shareholders important information regarding the value of their shares of Western Multiplex.


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               2. The result of defendants' actions is that the Proxim and
Western Multiplex merger provides no premium for the Western Multiplex public shareholders in a transaction which was entered into without full exploration of alternatives apparently available to Western Multiplex and apparently without disclosure to the public shareholders.

                                   THE PARTIES

               3. Plaintiff has been, at all times relevant to this action an owner of Western Multiplex common stock.

               4. Defendant Western Multiplex is a Delaware corporation with its principal executive offices located at 1196 Borregas Avenue, Sunnyvale, California 94089. Western Multiplex provides broadband wireless access systems that enable service providers and businesses to deliver data, voice, and video services.

               5. Defendant Jonathan N. Zakin is Chairman of the Board, and Chief Executive Officer and a director of Western Multiplex. Zakin owns, directly or indirectly, 8,078,222 or approximately 8.6% of the outstanding shares of Western Multiplex, according to the Form 10-K filed with the Securities and Exchange Commission ("SEC") by Western Multiplex as of February 25, 2002.

               6. The other individual defendants Peter O. Crisp, Stanley S. Shuman, Michael J. Boskin PHD, Hironori Aihara, Timothy C. Collins, Michael S. Seedman, Amir Zoufonoun and Jeffrey M. Hendren with defendant Zakin constitute the entire board of directors of Western Multiplex.


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               7. The individual defendants, as directors of Western Multiplex owe fiduciary duties of good faith, loyalty, fair dealing, due care, and full disclosure to plaintiff and the other members of the Class (as defined below).

               8. Defendant Proxim is a Delaware corporation with its principal place of business at 510 DeGuigne Drive, Sunnyvale, California 94085. Proxim, inter alia designs, manufactures and markets wireless local area networking products based on radio frequency technology. Proxim's RangeLAN2 wireless local area network technology is used for real-time data collection applications in manufacturing, warehousing, transportation, and retailing as well as point-of-service network applications. Proxim has knowledge of the facts and circumstances described below. Proxim is sued herein as an aider and abettor because it has knowingly participated in the breaches of fiduciary duty described herein.

                            CLASS ACTION ALLEGATIONS

               9. Plaintiff brings this action pursuant to Rule 23 of the Rules of this Court, on behalf of themselves and all other shareholders of Western Multiplex as of January 16, 2002 (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or will be threatened with injury arising from defendants' actions, as is more fully described herein (the "Class").

               10. This action is properly maintainable as a class action for the following reasons:

                      a. The Class is so numerous that joinder of all members is impracticable. There are approximately 59 million shares held by thousands of record shareholders of Western Multiplex throughout the United States who are members of the Class.


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                      b. Members of the Class are scattered throughout the
United States and are so numerous that it is impracticable to bring them all before this Court.

                      c. There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

                             (1) Whether the individual defendants, as directors
of Western Multiplex have fulfilled, and are capable of fulfilling, their fiduciary duties to plaintiff and the other members of the Class, including their duties of entire fairness, loyalty, due care, and full disclosure;

                             (2) Whether Proxim has aided and abetted the
individual defendants' breaches of fiduciary duties; and

                             (3) Whether plaintiff and the other members of the
Class would be irreparably damaged were defendants not enjoined from the conduct described herein.

                      d. The claims of plaintiff are typical of the claims of the other members of the Class in that all members of the Class will be damaged by defendants' actions.

                      e. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

                      f. A class action is superior to any other method available for the fair and efficient adjudication of this controversy since it would be impractical and undesirable for each of the members of the Class, who has suffered or will suffer damages, to bring separate actions in various parts of the country.


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                      g. The prosecution of separate actions by individual
members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for the party opposing the Class.

               11. At all relevant times the shares of Western Multiplex were publicly traded on the NASDAQ Stock Exchange.

                        THE CHALLENGED COURSE OF CONDUCT

               12. Although apparently not disclosed to the public shareholders in the merger proxy, in the summer of 2001, Western Multiplex and DMC Stratex Networks, Inc. ("STRX") entered into preliminary discussions regarding a possible business combination, however, the discussions were not pursued for strategic and financial reasons, according to a press release issued February 28, 2002.

               13. On or about January 16, 2002, 1999 Western Multiplex and Proxim announced an agreement unanimously approved by the Boards of both companies, for the combination of the two companies in a merger of equals transaction (the "Proxim Transaction").

               14. Under the terms of the Proxim Transaction, Proxim shareholders will receive 1.8896 shares of the combined company's, to be named Proxim Corporation ("New Proxim"), common stock for each share of Proxim common stock they own and Western Multiplex shareholders will receive one (1) share of New Proxim common stock for each share of Western Multiplex common stock they own (the "Transaction").

               15. In addition, defendant Zoufonuon, currently the President and Chief Operating Officer of Western Multiplex, will enter into, pursuant to the terms of the Proxim


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Transaction, a new and amended employment agreement pursuant to which, in addition to the terms of his current employment, he will also be entitled to forgiveness of 50% of the outstanding principal amount and accrued and unpaid interest of the promissory note issued by Mr. Zoufonoun to Western Multiplex in the original amount of $465,000 if he remains with the combined company for six months following the merger, and forgiveness of 100% of the outstanding principal amount of the note and unpaid interest if he remains with the combined company for twelve months or more following the merger as well as full acceleration of 290,046 unvested options to purchase shares of Western Multiplex common stock held by him.

               16. In addition, Jonathan N. Zakin, Western Multiplex's Chairman and Chief Executive Officer, will retain his position with the combined company. As a result of the merger, 900,000 unvested options held by Mr. Zakin to acquire shares of Western Multiplex's common stock will vest and become fully exercisable.

               17. On February 28, 2002, DMC Stratex Networks, Inc. ("STRX") announced an unsolicited merger proposal for all outstanding shares of Western Multiplex common stock (the "Unsolicited Proposal"). Pursuant to the terms of the Unsolicited proposal, Western Multiplex shareholders would receive 0.5215 shares of STRX common stock in exchange for each share of Western Multiplex common stock they own.

               18. Based on share prices for the three companies' common shares on February 27, 2002, the last trading day prior to the announcement of the Unsolicited Proposal, the Unsolicited Proposal presents the Western Multiplex shareholders with a premium of approximately 36.95%, while the Proxim Transaction provides no premium for Western Multiplex shareholders.


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               19. The individual defendants were and are under a continuing duty to fully inform themselves before taking action, or agreeing to refrain from taking action, to elicit, promote, consider and evaluate reasonable and bona fide offers for Western Multiplex. The individual defendants breached their fiduciary duty by, among other matters, failing to fully inform themselves about available alternatives to the Proxim Transaction, including a transaction with STRX, and without fully informing themselves and the public shareholders about the value of Western Multiplex.

               20. If the breaches of fiduciary duty described herein are permitted to continue, the Western Multiplex shareholders will forever lose the opportunity to have the value of their Company arrived at through an informed process including a competitive bidding on a level playing field.

               21. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class and will consummate the Proxim Transaction to the irreparable harm of plaintiff and the Class.

               22. Defendant Proxim had knowledge of defendants' breaches of fiduciary duty. Defendant knowingly provided substantial assistance, by both act and omission, to defendants Western Multiplex and the individual defendants in their breaches of fiduciary duties owed to plaintiff and the class. By virtue of the knowing and substantial assistance provided by defendant Proxim to defendants Western Multiplex and the individual defendants, plaintiff and the class have been and continue to be injured.

               23. Plaintiff and the other members of the Class have no adequate remedy at law.


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               24. WHEREFORE, plaintiff demands judgment as follows:

                      a. Declaring this to be a proper class action and naming plaintiff as Class representative and her attorneys as Class counsel;

                      b. Ordering defendants to carry out their fiduciary duties to plaintiff and the other members of the Class, including those of duty of care, disclosure, loyalty, and entire fairness;

                      c. Granting preliminary and permanent injunctive relief against the consummation of the Transaction as described herein;

                      d. Ordering the individual defendants to explore alternatives and to negotiate in good faith with any and all bona fide bidders, including but not limited to STRX;

                      e. In the event the Proxim Transaction is consummated, rescinding the Proxim Transaction and awarding rescissory damages;

                      f. Ordering defendants, jointly and severally, to pay to plaintiff and to other members of the Class all damages suffered and to be suffered by them as the result of the acts alleged herein;

                      g. Ordering defendants, jointly and severally, to account to plaintiff and the Class for all profits realized and to be realized by them as a result of the actions complained of and, pending such accounting, to hold such profits in a constructive trust for the benefit of plaintiff and other members of the Class;

                      h. Awarding plaintiff the costs and disbursements of the action including allowances for plaintiff's reasonable attorneys and experts fees; and



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                      i. Granting such other and further relief as may be just
and proper in the premises.

Dated:  February 28, 2002                   CHIMICLES & TIKELLIS LLP



                                            /s/ Pamela S. Tikellis
                                            -----------------------------------
                                            Pamela S. Tikellis
                                            Robert J. Kriner, Jr.
                                            Beth Deborah Savitz
                                            One Rodney Square
                                            P.O. Box 1035
                                            Wilmington, Delaware  19899


OF COUNSEL:

Farugi & Farugi
320 East 39th Street
New York, New York  10016
(212) 983-9330